Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
May 29, 2013		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com
HAWKINS, INC. REPORTS
FOURTH QUARTER, FISCAL 2013 RESULTS
Minneapolis, MN, May 29, 2013 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year ended March 31, 2013. Sales of $350.4 million for fiscal 2013 represented an increase of 1.9% from $343.8 million for the prior fiscal year. Adjusted net income from continuing operations was $23.6 million for the year, or $2.24 per share, fully diluted, compared to $21.6 million, or $2.08 per share, fully diluted, for fiscal 2012. Adjusted net income from continuing operations for fiscal 2013 excludes previously-announced pretax charges totaling $10.4 million (approximately $6.5 million after tax, or $0.62 per share, fully diluted), consisting of a pension withdrawal charge as well as a litigation settlement charge. Including these items, net income from continuing operations for fiscal 2013 was $17.1 million, or $1.62 per share, fully diluted (see reconciliation table).
For the fourth quarter of fiscal 2013, the Company reported sales of $87.6 million as compared to $83.2 million for the same period a year ago. Net income from continuing operations for the fourth quarter of fiscal 2013 was $4.2 million, or $0.39 per share, fully diluted, compared to net income from continuing operations of $3.3 million, or $0.34 per share, fully diluted, for the same period in fiscal 2012. A decrease in our LIFO inventory reserve of $0.6 million increased our earnings in the current quarter, while an increase in our LIFO reserve of $1.8 million decreased our earnings in the same period of the previous year.
“We recently completed significant infrastructure investments that better position the Company for long-term growth. Our new Rosemount manufacturing and warehousing facility began production in March and we moved our headquarters into a newly leased building in April. We will continue manufacturing and warehousing operations at our main location in Minneapolis, which had been the home of our corporate headquarters for over 60 years. While we absorbed additional costs in fiscal 2013 and will have additional incremental operating and depreciation expenses from both projects in fiscal 2014, these investments were necessary to position us for the future,” said Patrick Hawkins, Chief Executive Officer and President.
Mr. Hawkins continued, "Our Water Treatment segment increased its operating income by 12% in fiscal 2013 compared to fiscal 2012. A good share of this growth was fueled by favorable weather conditions during the first half of the year. Over the past few years we have also worked to increase this group's geographic coverage through additional sales personnel in existing branches and by adding new locations. Our Industrial group's reported performance was negatively impacted by the pension withdrawal and litigation settlement charges in addition to absorbing the incremental costs of the Rosemount facility. As we have discussed for several quarters now, the market conditions for this group continue to be challenging. However, this group was able to grow their overall volumes in fiscal 2013 and has worked hard to gain business in this difficult environment.”
For fiscal 2013, Industrial segment sales were $248.6 million, a decrease of 1.2% from fiscal 2012 sales of $251.5 million. While Industrial volumes increased year-over-year, continued competitive pricing pressure resulted in lower overall per-unit selling prices. Water Treatment segment sales were $101.8 million for the year, an increase of 10.2% over last year’s sales of $92.4 million. The increase in sales was primarily due to volume growth resulting from favorable weather conditions in the first half of fiscal 2013 and additional sales of bulk products.
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HAWKINS, INC. REPORTS
RESULTS FOR FISCAL 2013
May 29, 2013
Page Two.

Company-wide gross profit for fiscal 2013 was $56.9 million, or 16.2% of sales, compared to $65.9 million, or 19.2% of sales, for the prior year. Gross profit was negatively impacted by the nonrecurring charges totaling $10.4 million, which charges together constituted 3.0% of sales for the fiscal year. Additionally, gross profit was negatively impacted by $1.3 million of incremental costs related to the new Rosemount facility and $0.4 million of accelerated depreciation charges related to a facility we intend to vacate in fiscal 2014. The LIFO method of valuing inventory increased gross profit by $0.4 million for fiscal 2013, whereas it decreased gross profit by $1.6 million for the previous year.

Gross profit for the Industrial segment was $28.9 million, or 11.6% of sales, for the year, as compared to $40.4 million, or 16.0% of sales, for the prior year. Gross profit in this segment was negatively impacted primarily by the nonrecurring charges, the Rosemount facility costs and the accelerated depreciation mentioned above. Heightened competitive pricing pressures also drove lower per-unit margins in this segment. Gross profit for the Water Treatment segment was $28.1 million, or 27.6% of sales, for the year, as compared to $25.5 million, or 27.6% of sales, for fiscal 2012. The increase in gross profit dollars was primarily due to increased volumes resulting from favorable weather conditions during the first half of fiscal 2013, partially offset by a shift in product mix to increased sales of lower-margin bulk products.
Company-wide SG&A expenses of $31.6 million increased $0.8 million for the year as compared to the prior year primarily as a result of higher selling costs due to additional sales staff expenses, partially offset by lower administration costs.
Our effective income tax rate was 32.7% for fiscal 2013 compared to 38.6% for fiscal 2012. During fiscal 2013, we amended previously filed U.S. Federal tax returns resulting in an increase of $0.8 million in the benefits related to the domestic manufacturing deduction and investment tax credits, which positively impacted our tax rate for the year.
Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 27 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.
Reconciliation of Non-GAAP Financial Measures
The Company reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding the Company’s financial performance between periods, the Company has provided certain non-GAAP financial measures, including adjusted net income from continuing operations and adjusted diluted earnings per share. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

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HAWKINS, INC. REPORTS
RESULTS FOR FISCAL 2013
May 29, 2013
Page Three.

A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

	Three months ended March 31, 2013			Three months ended April 1, 2012
(In thousands, except share and per share data)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share from continuing operations (1)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share from continuing operations (2)
As Reported	$5,985	$4,165	$0.39	$5,643	$3,273	$0.32
Add Impact of Litigation Settlement	—	—	—	—	—	—
Add Impact of Pension Withdrawal	—	—	—	—	—	—
As Adjusted	$5,985	$4,165	$0.39	$5,643	$3,273	$0.32

(1)	10,568,079 shares used in calculating earnings per share.

(2)	10,450,584 shares used in calculating earnings per share.

	Fiscal year ended March 31, 2013			Fiscal year ended April 1, 2012
(In thousands, except share and per share data)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share from continuing operations (3)	Income from continuing operations before income taxes	Income from continuing operations, net of taxes	Diluted earnings per share from continuing operations (4)
As Reported	$25,414	$17,108	$1.62	$35,254	$21,628	$2.08
Add Impact of Litigation Settlement	3,200	1,990	0.19	—	—	—
Add Impact of Pension Withdrawal	7,210	4,485	0.43	—	—	—
As Adjusted	$35,824	$23,583	$2.24	$35,254	$21,628	$2.08

(3)	10,541,142 shares used in calculating earnings per share.

(4)	10,408,573 shares used in calculating earnings per share.

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HAWKINS, INC. REPORTS
RESULTS FOR FISCAL 2013
May 29, 2013
Page Four.

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Years Ended
	March 31, 2013	April 1, 2012	March 31, 2013	April 1, 2012
	(unaudited)
Sales	$87,601	$83,210	$350,387	$343,834
Cost of sales	(73,294)	(69,698)	(286,241)	(277,966)
Pension withdrawal	—	—	(7,210)	—
Gross profit	14,307	13,512	56,936	65,868
Selling, general and administrative expenses	(8,307)	(7,895)	(31,606)	(30,759)
Operating income	6,000	5,617	25,330	35,109
Investment income (expense)	(15)	26	84	145
Income from continuing operations before income taxes	5,985	5,643	25,414	35,254
Income tax provision benefit (expense)	(1,820)	(2,370)	(8,306)	(13,626)
Income from continuing operations	4,165	3,273	17,108	21,628
Income from discontinued operations, net of tax	—	232	18	1,057
Net income	$4,165	$3,505	$17,126	$22,685
Weighted average number of shares outstanding-basic	10,495,268	10,395,138	10,464,820	10,339,391
Weighted average number of shares outstanding-diluted	10,568,079	10,450,584	10,541,142	10,408,573
Basic earnings per share
Earnings per share from continuing operations	$0.40	$0.32	$1.64	$2.09
Earnings per share from discontinued operations	—	0.02	—	0.10
Basic earnings per share	$0.40	$0.34	$1.64	$2.19
Diluted earnings per share
Earnings per share from continuing operations	$0.39	$0.32	$1.62	$2.08
Earnings per share from discontinued operations	—	0.02	—	0.10
Diluted earnings per share	$0.39	$0.34	$1.62	$2.18
Cash dividends declared per common share	$0.34	$0.32	$0.68	$0.64

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